Exhibit 4.4

DESCRIPTION OF XCEL BRANDS, INC. SECURITIES

The following information is a summary of our capital stock and provisions of our certificate of incorporation and bylaws.

General

Our authorized capital stock consists of 50,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders. In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Our common stock trades on the Nasdaq Global Market under the symbol "XELB." Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

For more information on the common stock, including the votes necessary for the common stockholders to take action, see the Amended and Restated By-Laws incorporated by reference to the Current Report on Form 8-K, which was filed with the SEC on December 8, 2017.

Preferred Stock

As of the date hereof, there are no shares of preferred stock outstanding. Our board of directors, without further stockholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time. Each such class or series shall be distinctly designated. All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time. Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and the issuance of preferred stock may delay, defer or prevent a change in our control.

Stock Options and Restricted Stock Awards

     The description of the outstanding stock options and restricted stock awards issued from the Third Amended and Restated 2011 Equity Incentive Plan incorporated herein by reference to Annex A (including the Appendices thereto) to the Definitive Proxy Statement on Form DEF-14A which was filed with the SEC on August 15, 2016.